UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  November 8, 2006

XO HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-30900	54-1983517
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

11111 Sunset Hills Road
Reston, Virginia	20190
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code:  703-547-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

As previously disclosed by XO Holdings, Inc. (the “Company”) in its periodic reports filed with the Securities and Exchange Commission (“SEC”), in August 2004, XO Communications, Inc. (“XO Inc.”) filed an administrative expense claim and request for payment (the “Administrative Claim”) before the United States Bankruptcy Court for the Southern District of New York against Allegiance Telecom Liquidating Trust (“ATLT”), the successor to the assets and liabilities of Allegiance Telecom, Inc., and related debtors (collectively, “Allegiance Telecom”) that XO Inc. did not acquire or assume, relating to the acquisition by XO Inc. and/or certain of its subsidiaries of Allegiance Telecom assets (the “Acquisition”).  All of the rights, duties, obligations and liabilities of XO Inc. in connection with the Administrative Claim, as well as other matters pertaining to or arising from the Acquisition, were assigned to the Company by XO Inc., and were consequently assumed by the Company.

Initially, XO Inc. claimed in the Administrative Claim that it is entitled to recover from ATLT approximately $50 million in damages in the aggregate in connection with disputes relating to the Acquisition.  In conjunction with defending against the Administrative Claim, ATLT asserted counterclaims (collectively, the “Counterclaim”) against XO Inc. in November 2004 seeking damages of approximately $100 million in the aggregate. The Administrative Claim and the Counterclaim went to trial on May 2, 2005. After the trial, the ATLT reduced the Counterclaim to approximately $27.8 million in the aggregate.

On November 8, 2006, the bankruptcy judge considering the Administrative Claim and the Counterclaim entered a memorandum decision awarding ATLT damages between approximately $8.0 and $10.0 million, plus interest, with respect to XO Inc.’s and ATLT’s disputes concerning the entitlement to the proceeds of certain receivables and the calculation of a management fee owed to XO Inc.  The final exact amount of the awarded damages will depend upon the decision of an accounting referee as to the applicable percentage with respect to a separate dispute between XO Inc. and ATLT (included in the Administrative Claim) regarding a true-up of certain specified disputed liabilities.  In the memorandum decision, the bankruptcy judge ruled that the parties must also seek the decision of an accounting referee in respect of the parties’ disputes regarding the final computation of a working capital purchase price adjustment, which the Company claims is approximately $9.0 million, while ATLT claims it is $4.7 million.  The memorandum decision also awarded to ATLT additional damages of approximately $1 million in the aggregate, plus interest, in respect of certain funds in transit and tax refund checks received by XO Inc. after the closing of the Acquisition.   In addition, the memorandum decision awarded to XO Inc. approximately $2.8 million in the aggregate in damages in respect of certain payments made by XO Inc. on account of assets not acquired in connection with the Acquisition and certain tax reimbursement amounts owed by ATLT to XO Inc.   An order or judgment relating to the memorandum decision has not yet been entered by the bankruptcy judge.  The Company intends to appeal certain aspects of such order or judgment.

The Company has asserted additional claims in arbitration.  In January 2006, the Company filed arbitration demands to recover from ATLT and Shared Technologies, Inc. (“Shared Tech”), amounts related to certain payments made by XO Inc. on behalf of either ATLT or Shared Tech that the Company believes are reimbursable by ATLT and/or Shared Tech. The arbitration hearing is scheduled to occur in March 2007.  Prior to the acquisition of the Allegiance Telecom assets, XO Inc. also purchased $92.5 million in face value of unsecured Allegiance Telecom debt securities.  The Company also holds approximately $1.0 million in trade claims relating to Allegiance Telecom.  Consequently, the Company is also a claimant in Allegiance Telecom’s bankruptcy seeking repayment of such unsecured debt and trade claims.  These claims are still pending before the court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO HOLDINGS, INC.

By:	/s/ Gregory Freiberg
Name:	Gregory Freiberg
Title:	Senior Vice President and Chief Financial Officer

Date:  November 14, 2006